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                       [MAHONEY ADAMS & CRISER LETTERHEAD]





                                October 20, 1995



Barnett Banks, Inc.
50 N. Laura Street
Jacksonville, Florida  32202

     Re:  S-8 Registration Statement

Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by Barnett Banks, Inc., a Florida corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on October 20, 1995. The Registration Statement covers an aggregate of 5,149 shares (the "Shares") of common stock, par value $2.00 per share ("Common Stock") of the Company, together with such associated rights to purchase shares of the Company's Junior Participating Preferred Stock, par value $.10 per share, in accordance with their terms and such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions, authorized for issuance pursuant to the exercise of rights under those certain Nonqualified Stock Option Agreements (the "Agreements") dated as of May 31, 1989 and December 31, 1990, each as amended, between Allen G. Tenbroek and Community Bank of the Islands, as converted to rights to purchase the Common Stock pursuant to that certain Agreement and Plan of Merger dated as of May 30, 1995 among the Company, Community Bank of the Islands and Interim Bank of the Islands (the "Merger Agreement").

     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company as contemplated by and in accordance with the Agreements and the Merger Agreement, will be legally issued, fully paid and non-assessable.

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Barnett Banks, Inc.
October 20, 1995
Page 2
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     We hereby consent to the use of our name in the Registration Statement as counsel who will pass upon the legality of the Shares for the Company and as having prepared this opinion, and to the use of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name as counsel for the Company.

     In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

                              Very truly yours,



                              /s/ Mahoney Adams & Criser, P.A.